Exhibit 99.1

FOR IMMEDIATE RELEASE

STONERIDGE ENTERS INTO NEW $300 MILLION REVOLVING CREDIT FACILITY

•	Announces Redemption of Remaining $157.5 Million of its Outstanding Senior Secured 9.5% Notes
•	Redeemed $17.5 Million on September 2, 2014
•	New Credit Facility Adds Flexibility to Capital Structure While Lowering Interest Expense

WARREN, Ohio – September 15, 2014 – Stoneridge, Inc. (NYSE: SRI) announced today that on September 12, 2014, the Company entered into a new $300.0 million Senior Secured Revolving Credit Facility (the “Credit Facility”). The new Credit Facility will replace the Company’s Asset-Based Facility and will be used to redeem the remaining $157.5 million of its outstanding Senior Secured 9.5% Notes (the “Notes”). The new Credit Facility uses a pricing grid to determine interest based on LIBOR plus a LIBOR margin and a facility fee. The Company expects the initial LIBOR margin to be 145 basis points for borrowed amounts and the initial facility fee to be 30 basis points for the entire $300.0 million facility. In addition, the Company expects initial borrowing under the new facility to approximate $110.0 million after redemption of the remaining notes which is expected to occur in mid-October, 2014.

“Closing the refinancing transaction and calling our remaining Notes marks another significant milestone in our journey to transform Stoneridge,” said John C. Corey, President and Chief Executive Officer of Stoneridge.

Corey added, “The new Credit Facility will reduce interest expense significantly and offer much greater flexibility to our capital structure while improving our free cash flow which will provide greater value to our shareholders.”

The Company also announced it intends to cause the Notes Trustee to issue a Notice of Redemption to redeem the remaining Senior Secured 9.5% Notes (the “Notes”), or $157.5 million of Notes, for redemption at 104.75% of the principal amount of the Notes. Under the Notes Indenture, the Notes are redeemable on or after October 15, 2014, at a price of 104.75% of the principal amount of the Notes (plus accrued and unpaid interest). As a result of the new Credit Agreement and Notes redemption, the Company expects cash interest savings generated in the fourth quarter of 2014 to approximate $3.0 million, or $0.11 per share, compared with the prior-year interest expense, excluding the write-off of deferred financing fees and Note discount.

Corey continued, “The Refinancing of our Notes lowers our debt balance and significantly reduces our interest costs. In addition to a lower Stoneridge debt balance and reduced interest expense, our new Credit Facility will add flexibility to our capital structure, which will allow us to better utilize our cash balances to reduce interest expense while simultaneously allowing us the ability to borrow for acquisitions if needed; though our primary near-term objective will be to continue to reduce debt.”

About Stoneridge, Inc.

Stoneridge, Inc., headquartered in Warren, Ohio, is an independent designer and manufacturer of highly engineered electrical and electronic components, modules and systems principally for the automotive, commercial vehicle, motorcycle and off-highway vehicle markets. Additional information about Stoneridge can be found at www.stoneridge.com.

Forward-Looking Statements

Statements in this release that are not historical fact are forward-looking statements which involve risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied in this release. Things that may cause actual results to differ materially from those in the forward-looking statements include, among other factors, the loss of a major customer; a significant volume change in commercial vehicle, automotive, agricultural, motorcycle and off-highway vehicle production; disruption in the OEM supply chain due to bankruptcies; a significant change in general economic conditions in any of the various countries in which the Company operates; labor disruptions at the Company’s facilities or at any of the Company’s significant customers or suppliers; the ability of the Company’s suppliers to supply the Company with parts and components at competitive prices on a timely basis; customer acceptance of new products; and the failure to achieve successful integration of any acquired company or business. In addition, this release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Further information concerning issues that could materially affect financial performance related to forward-looking statements contained in this release can be found in the Company’s periodic filings with the Securities and Exchange Commission.

For more information, contact:

Kenneth A. Kure, Corporate Treasurer and Director of Finance

330/856-2443

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